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                                                                       EXHIBIT 8
                                                                       ---------

                                February 4, 2002

Photronics, Inc.
15 Secor Road
Brookfield, CT 06804



                                Photronics, Inc.
                 4 3/4% Convertible Subordinated Notes due 2006
                 ----------------------------------------------

Ladies and Gentlemen:

                  This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement") and the related Prospectus (the "Prospectus"), filed by Photronics, Inc., a Connecticut corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $200,000,000 aggregate principal amount of the Company's 4 3/4% Convertible Subordinated Notes due 2006 (the "Notes") and the shares of the Company common stock (the "Shares") issuable upon conversion of the Notes. The Notes and the Shares are being registered on behalf of the holders of the Notes.

                  We have acted as special United States federal income tax counsel for the Company in connection with the preparation and filing of the Registration Statement and the Prospectus. In this capacity, we have examined and relied upon the information set forth in the Prospectus and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

                  Based upon the foregoing and after consideration of applicable current law, we are of the opinion that, subject to the limitations set forth therein, the discussion under the caption "United States Federal Tax Considerations" in the Prospectus accurately describes the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes and the Shares acquired upon conversion of the Notes.


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                  Our opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

                                Very truly yours,


                               /s/ Shearman & Sterling

LMB/BKB